Exhibit 99.4

QUINTILES UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the merger in which IMS Health merged with and into Quintiles in a “merger of equals.” The Unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the merger had occurred on June 30, 2016. The Unaudited Pro Forma Condensed Combined Statements of Income for the six months ended June 30, 2016 and the year ended December 31, 2015 are presented as if the merger had occurred on January 1, 2015, the beginning of the earliest period presented. The unaudited pro forma financial information is based on the historical consolidated financial statements of Quintiles and IMS Health, and the assumptions and adjustments set forth in the accompanying explanatory notes.

The unaudited pro forma financial information for the merger has been developed from and should be read in conjunction with the Quintiles and IMS Health unaudited interim condensed consolidated financial statements contained in the Quintiles and IMS Health Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2016, respectively, and the Quintiles audited consolidated financial statements contained in the Quintiles Annual Report on Form 10-K for the year ended December 31, 2015 and the IMS Health audited consolidated financial statements contained in the IMS Health Annual Report on Form 10-K for the year ended December 31, 2015. For purposes of developing the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2016, the acquired IMS Health assets, including identifiable intangible assets, and liabilities assumed have been recorded at their estimated fair values with the excess purchase price assigned to goodwill. The estimated fair values assigned in this unaudited pro forma financial information are preliminary and represent Quintiles’ current best estimate of fair value and are subject to revision. The unaudited pro forma financial information is provided for informational purposes only and is based on available information and assumptions that Quintiles believes are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Surviving Corporation would have been had the merger occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the pro forma financial information.

Upon closing of the merger, each share of IMS Health common stock was converted into 0.3840 of a share of Surviving Corporation common stock. For purposes of this unaudited pro forma financial information, giving effect to the exchange ratio described above, the estimated aggregate consideration to complete the merger would have been $10.3 billion based upon a per share price of $79.70, the closing price of Quintiles common stock on September 27, 2016 and 329 million shares of IMS Health common stock outstanding as of June 30, 2016. The purchase price also includes the estimated fair value of $265 million for vested (based on a graded vesting attribution model) IMS Health equity awards that will be issued in respect of the equity awards held by employees of IMS Health that will be exchanged for Surviving Corporation equity awards. The accounting standards require that the consideration transferred be measured at the date the merger is completed at the then-current market price. This requirement will likely result in a total consideration that is different from the amount presented in this unaudited pro forma financial information. Based on the 329 million shares of IMS Health common stock outstanding as of June 30, 2016 and the exchange ratio, each dollar increase (decrease) in the per share price of the Quintiles common stock will result in an $126 million increase (decrease) in the total consideration for the merger, substantially all of which Quintiles expects would be recorded as an increase (decrease) in the amount of goodwill recorded in the merger. The number of outstanding shares of IMS Health common stock will change prior to the closing of the merger due to transactions in the normal course of business, including the vesting and/or exercise of outstanding IMS Health equity awards. This change is not expected to have a material effect on this unaudited pro forma financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2016

(in millions)

	Quintiles	IMS Health	Pro Forma Adjustments	Notes		Pro Forma Surviving Corporation
ASSETS
Current assets:
Cash and cash equivalents	$956	$368	$—			$1,324
Trade accounts receivable and unbilled services, net	1,257	557	—			1,814
Other current assets and receivables	224	218	—			442

Total current assets	2,437	1,143	—			3,580

Property and equipment, net	190	175	—			365
Goodwill	717	3,917	5,517	4	(d)	10,151
Other identifiable intangibles, net	353	2,575	4,533	4	(c)	7,461
Deposits and other assets	266	129	—			395

Total assets	$3,963	$7,939	$10,050			$21,952

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$942	$709	$26	4	(e)	$1,677
Unearned income	609	233	(60)	4	(g)	782
Current portion of long-term debt and obligations held under capital leases	49	82	—			131

Total current liabilities	1,600	1,024	(34)			2,590
Long-term debt and obligations held under capital leases, less current portion	2,398	4,417	66	4	(f)	6,881
Deferred income taxes	13	549	1,449	4	(h)	2,011
Other liabilities	181	203	—			384

Total liabilities	4,192	6,193	1,481			11,866

Shareholders’ (deficit) equity:
Common stock and additional paid-in capital, net of treasury stock	1	1,701	8,634	4	(i)	10,336
(Accumulated deficit) retained earnings	(320)	275	(295)	4	(g)(i)(j)	(340)
Accumulated other comprehensive loss	(139)	(230)	230	4	(i)	(139)

(Deficit) equity attributable to controlling interests	(458)	1,746	8,569			9,857
Non-controlling interests	229	—	—			229

Total shareholders’ (deficit) equity	(229)	1,746	8,569			10,086

Total liabilities and shareholders’ (deficit) equity	$3,963	$7,939	$10,050			$21,952

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Six Months Ended June 30, 2016

(in millions, except per share data)

	Quintiles	IMS Health	Reclassifications 4(a)	Pro Forma Adjustments	Notes	Pro Forma Surviving Corporation
Service revenues	$2,275	$1,576	$—	$(2)	4(b)	$3,849
Reimbursed expenses	768	—	—	—		768

Total revenues	3,043	1,576	—	(2)		4,617
Costs of revenue	1,441	797	32	175	4(c)(j)	2,445
Costs of revenue, reimbursed expenses	768	—	—	—		768
Selling, general and administrative	476	345	143	47	4(b)(c)(e)(j)	1,011
Depreciation and amortization	—	175	(175)	—		—
Restructuring costs	28	67	(2)	—		93
Impairment charges	—	—	2	—		2

Income from operations	330	192	—	(224)		298
Interest income	(1)	(2)	—	—		(3)
Interest expense	48	93	—	(6)	4(f)	135
Other expense, net	2	7	—	—		9

Income before income taxes and equity in losses of unconsolidated affiliates	281	94	—	(218)		157
Income tax expense	80	27	—	(82)	4(h)	25

Income before equity in losses of unconsolidated affiliates	201	67	—	(136)		132
Equity in losses of unconsolidated affiliates	(1)	—	—	—		(1)

Net income	200	67	—	(136)		131
Net income attributable to non-controlling interests	(7)	—	—	—		(7)

Net income attributable to controlling interests	$193	$67	$—	$(136)		$124

Earnings per share attributable to common shareholders:
Basic	$1.62	$0.20				$0.50
Diluted	$1.59	$0.20				$0.49
Weighted average common shares outstanding:
Basic	119	329		(203)	4(l)	245
Diluted	121	336		(207)	4(l)	250

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2015

(in millions, except per share data)

	Quintiles	IMS Health	Reclassifications 4(a)	Pro Forma Adjustments	Notes		Pro Forma Surviving Corporation
Service revenues	$4,326	$2,921	$—	$(3)	4	(b)	$7,244
Reimbursed expenses	1,412	—	—	—			1,412

Total revenues	5,738	2,921	—	(3)			8,656
Costs of revenue	2,725	1,416	60	362	4	(c)(j)	4,563
Costs of revenue, reimbursed expenses	1,412	—	—	—			1,412
Selling, general and administrative	921	712	281	(25)	4	(b)(c)(j)	1,889
Depreciation and amortization	—	341	(341)	—			—
Restructuring costs	31	77	—	—			108
Impairment charges	2	11	—	—			13

Income from operations	647	364	—	(339)			671
Interest income	(4)	(3)	—	—			(7)
Interest expense	102	169	—	(10)	4	(f)	261
Loss on extinguishment of debt	8	—	—	—			8
Other expense (income), net	2	(19)	—	—			(17)

Income before income taxes and equity in earnings of unconsolidated affiliates	539	217	—	(330)			426
Income tax expense (benefit)	159	(200)	—	(124)	4	(h)	(165)

Income before equity in earnings of unconsolidated affiliates	380	417	—	(206)			591
Equity in earnings of unconsolidated affiliates	8	—	—	—			8

Net income	388	417	—	(206)			599
Net income attributable to noncontrolling interests	(1)	—	—	—			(1)

Net income attributable to controlling interests	$387	$417	$—	$(206)			$598

Earnings per share attributable to common shareholders:
Basic	$3.15	$1.26					$2.40
Diluted	$3.08	$1.23					$2.36
Weighted average common shares outstanding:
Basic	123	331		(205)	4	(l)	249
Diluted	126	339		(211)	4	(l)	254

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Description of the Merger

On October 3, 2016, Quintiles and IMS Health completed a “merger of equals” in which IMS Health merged with and into Quintiles with Quintiles continuing as the Surviving Corporation and the separate corporate existence of IMS Health ceasing. Upon completion of the merger, each share of IMS Health common stock outstanding immediately before the merger was converted into the right to receive 0.3840 of a share of Surviving Corporation common stock.

2. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements give effect to the merger in which IMS Health merged with and into Quintiles. The unaudited pro forma financial information is based on the historical consolidated financial statements of Quintiles and IMS Health, and the assumptions and adjustments set forth in these notes. The unaudited pro forma financial information is provided for informational purposes only and is based on available information and assumptions that Quintiles believes are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Surviving Corporation would have been had the merger occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the pro forma financial information.

On April 1, 2015, IMS Health completed the acquisition of certain client relationship management and strategic data businesses of Cegedim, SA at a price of €413 million (or $445 million). Accordingly, the acquired assets and liabilities are already reflected in the unaudited pro forma balance sheet. Amounts related to the pro forma statement of income for the period prior to the acquisition were not material and are not presented in the pro forma statements of income.

Merger-related pro forma adjustments are included only to the extent they are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results. The accompanying unaudited pro forma condensed combined financial information is presented for informational purposes only and is based on available information and assumptions that Quintiles believes are reasonable.

The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies or revenue synergies that could result from the merger.

The merger will be accounted for using the acquisition method of accounting with Quintiles considered the accounting and legal acquirer. The unaudited pro forma financial information reflects the preliminary assessment of fair values and useful lives assigned to the assets acquired and liabilities assumed. Fair value estimates were determined based on preliminary discussions between Quintiles and IMS Health, due diligence efforts and information available in public filings. The detailed valuation studies necessary to arrive at the required estimates of the fair values for the IMS Health assets acquired and liabilities assumed have not been completed. Significant assets and liabilities that are subject to preparation of valuation studies to determine appropriate fair value adjustments include property and equipment, identifiable intangible assets, unearned income and debt obligations. Changes to the fair values of these assets and liabilities will also result in changes to goodwill and deferred income tax liabilities, which could be material.

The Unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the merger had occurred on June 30, 2016. The Unaudited Pro Forma Condensed Combined Statements of Income for the six months ended June 30, 2016 and the year ended December 31, 2015 are presented as if the merger had occurred on January 1, 2015, the beginning of the earliest period presented.

3. Preliminary Purchase Consideration

The fair value of the merger consideration, or the purchase price, in the unaudited pro forma financial information is estimated to be approximately $10.3 billion. This amount was derived based on the 329 million shares of IMS common stock outstanding on June 30, 2016, the exchange ratio and a per share price of $79.70, which represents the closing price of Quintiles common stock on September 27, 2016. The actual number of shares of Surviving Corporation common stock issued to IMS Health stockholders upon closing of the merger will be based on the actual number of shares of IMS Health common stock outstanding when the merger closes, and the valuation of those shares will be based on the per share price of Quintiles common stock at that time. IMS Health equity awards held by current employees and certain members of the IMS Health board of directors will be converted into Surviving Corporation equity awards after giving effect to the exchange ratio. The terms of these awards, including vesting provisions, will be substantially consistent to those of the historical IMS Health equity awards. The fair value of vested IMS Health equity awards will be considered part of the purchase price. Accordingly, the purchase price includes estimated fair values for IMS Health equity awards of $265 million.

The following table presents the preliminary purchase price as if the merger had closed on June 30, 2016 (in millions, except per share data):

Outstanding shares of IMS Health common stock as of June 30, 2016	329
Exchange ratio	0.3840

Shares of Surviving Corporation to be issued	126

Price per share as of September 27, 2016	$79.70
Fair value of Surviving Corporation common stock to be issued	$10,070
Fair value of vested IMS Health equity awards exchanged for Surviving Corporation equity awards	265

$10,335

The following table presents the preliminary allocation of purchase price to the assets to be acquired and liabilities to be assumed in the merger (in millions):

Assets acquired:
Cash and cash equivalents	$368
Accounts receivable and unbilled services, net	557
Other current assets and receivables	218
Property and equipment	175
Goodwill	9,434
Other identifiable intangibles	7,108
Deposits and other assets	129
Liabilities assumed:
Accounts payable, accrued expenses and other liabilities	(709)
Unearned income	(173)
Current portion of long-term debt and obligations held under capital leases	(82)
Long-term debt and obligations held under capital leases	(4,483)
Deferred income taxes	(2,004)
Other long-term liabilities	(203)

Net assets acquired	$10,335

Upon completion of the fair value assessment following the merger, Quintiles anticipates the finalized fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of the fair value of the assets acquired and liabilities assumed within a one-year measurement period from the acquisition date will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill, which could be material.

4. Merger-Related Pro Forma Adjustments

The unaudited pro forma financial information reflects the following adjustments related to the merger:

(a)	Conforming reclassifications. Certain reclassifications have been made to amounts in the IMS Health statements of income to conform to Quintiles’ presentation, primarily to reclassify depreciation and amortization expense.

(b)	Eliminations. Adjustment of $2 million and $3 million reduction to revenues and selling, general and administrative expenses to eliminate transactions between Quintiles and IMS Health related to Quintiles’ purchase of IMS Health data for the six months ended June 30, 2016 and the year ended December 31, 2015, respectively.

(c)	Intangible assets. Adjustments reflect the estimated fair values of IMS Health’s identifiable intangible assets. The primary assets include client relationships, software and databases, the IMS Health trade name and product trademarks.

The following tables summarizes information about the other identifiable intangible assets (in millions, except useful life information):

		Useful Life
Client relationships	$4,010	30 years
Product trademarks	200	10 years
Trade name	870	Indefinite
Software	220	7 years
Databases	1,808	5 years

Total fair value of intangibles	7,108

Less: IMS Health historical intangibles	2,575

Pro forma adjustment to intangibles	$4,533

The client relationships fair value was estimated using the excess earnings approach which is a hybrid of the income-based and cost-based methodologies and includes an estimate of how long the client will remain a client following the merger which was based upon IMS Health’s historical client attrition rates and a discount rate reflecting the risks inherent in the excess earnings approach. The amortization adjustment for the client relationships asset reflects an accelerated recognition methodology and is based on the expected net cash flows from the acquired IMS Health clients.

The product trademarks and the trade name fair values were estimated using an income-based methodology referred to as the relief-from-royalty method. This method makes use of market participant assumptions regarding the estimated future use of these assets, the hypothetical royalty payments that a market participant would be required to pay if it did not already own these assets, and a discount rate reflecting the risks inherent in the income generation of these assets. The trade name is an indefinite-lived intangible asset and will not be amortized but evaluated for impairment annually, or more frequently if events or circumstances indicate an impairment. The amortization adjustment for the product trademarks asset reflects an accelerated recognition methodology which is based on the hypothetical net cash flows from the acquired product trademarks.

The software fair value was estimated using an income-based methodology referred to as the relief-from-royalty method. This method makes use of market participant assumptions regarding the estimated future use of these assets, the hypothetical royalty payments that a market participant would be required to pay if it did not already own these assets, and a discount rate reflecting the risks inherent in the income generation of these assets. The amortization adjustment for the software asset reflects an accelerated recognition methodology which is based on the hypothetical net cash flows from the software.

The databases fair value was estimated using a cost-based methodology based on the historical costs of obtaining the databases and processing costs, estimates of the useful life of the databases, and other relevant characteristics. The amortization adjustment for the databases is on a straight-line basis over the estimated useful life.

The amortization of the software and databases intangible assets are reflected in costs of revenues. The amortization of client relationships and product trademarks are reflected in selling, general and administrative expenses. For the six months ended June 30, 2016, amortization expense in costs of revenue was $192 million and amortization expense in selling, general and administrative expenses was $188 million. For the year ended December 31, 2015, amortization expense in costs of revenues was $393 million and amortization expense in selling, general and administrative expenses was $225 million. Costs of revenue and selling, general and administrative expenses were further adjusted by $18 million and $131 million, respectively, for the six months ended June 30, 2016, and by $35 million and $263 million, respectively, for the year ended December 31, 2015, to eliminate the amortization of intangible assets recorded in IMS Health’s historical Statements of Comprehensive Income (Loss).

(d)	Goodwill. Adjustment to record goodwill resulting from the merger net of elimination of IMS Health’s historical goodwill. Goodwill represents the residual of the purchase price over the fair value of the identified assets acquired and liabilities assumed. Goodwill is not amortized but evaluated for impairment annually, or more frequently if events or changes in circumstances indicate an impairment.

(e)	Transaction-related costs. Adjustment to record liabilities of $26 million for advisory, accounting and legal costs expected to be incurred post-closing related to the merger with a corresponding adjustment, net of income taxes to the Surviving Corporation’s stockholders’ equity.

(f)	Long-term debt and obligations held under capital leases. Adjustments to long-term debt to eliminate IMS Health’s unamortized debt issuance costs and original issue discount. The estimated fair value of IMS Health’s long-term debt approximated its principal amount. Interest expense was adjusted to reflect the elimination of amortization of IMS Health’s previously deferred debt issuance costs and debt discount of $6 million and $10 million for the six months ended June 30, 2016 and the year ended December 31, 2015, respectively.

(g)	Unearned income. Adjustments to reflect fair value of the assumed performance obligation using a cost build-up approach. The cost build-up approach is based on a market participant‘s estimate of the costs that will be incurred to fulfill the obligation plus a normal profit margin for the level of effort or assumption of risk by the acquirer after the acquisition date. The unearned income adjustment will be recorded as a reduction to revenues over the period that the underlying performance obligation is satisfied which is expected to be less than 12 months.

(h)	Income taxes. Adjustments to record the deferred income tax impact of acquisition accounting adjustments primarily related to intangible assets, unearned income and share-based compensation. The incremental deferred income tax liabilities were calculated based on the income tax effect of the step-up in book basis of the net assets of IMS Health, excluding the amount attributable to goodwill, using an estimated statutory tax rate of 35%. The income tax expense impact of the pro forma adjustments was determined by applying an estimated statutory tax rate of 35% to the pre-tax amount of the merger related pro forma adjustments. This estimate of deferred income tax assets and liabilities primarily reflects the United States statutory tax rate as the majority of the assets reside within that jurisdiction. The tax adjustments could change based upon Quintiles’ final determination of the fair value of assets acquired and liabilities assumed and the statutory tax rate in the jurisdictions where the fair values are expected to occur.

(i)	Stockholders’ equity. Adjustment to eliminate all IMS Health’s stockholders’ equity, including common stock (net of treasury stock), additional paid in capital, accumulated other comprehensive loss, net and retained earnings. Stockholders’ equity was further adjusted to reflect the issuance of Surviving Corporation common stock in the merger. Transaction costs, net of a $6 million deferred income tax benefit, were adjusted to accumulated deficit.

(j)	Share-based compensation. At completion, IMS Health equity awards will be converted into Surviving Corporation equity awards after giving effect to the exchange ratio. Share-based compensation expense, following the completion of the merger, will reflect the fair value of the awards as of the completion date for the portion that was allocated to post-combination services. Adjustments of $4 million and $19 million to record incremental compensation expense related to converted unvested IMS Health equity awards and the impact of using the graded vesting attribution model for the six months ended June 30, 2016 and the year ended December 31, 2015, respectively. For the year ended December 31, 2015, these adjustments increased costs of revenue by $4 million and selling, general and administrative expenses by $15 million.

(k)	Fair value of cash, receivables and other assets and liabilities. Fair value is assumed to equal IMS Health’s historical carrying value due to either the liquid nature or short duration of the asset or liability, or based upon overall immateriality to the purchase price allocation.

(l)	Earnings per share. The pro forma combined basic and diluted earnings per share for the six months ended June 30, 2016 and the year ended December 31, 2015, are calculated as follows (in millions, except per share data):

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Pro forma net income attributable to controlling interests	$125	$600

Basic weighted average Quintiles shares outstanding	119	123
IMS Health shares converted to Surviving Corporation shares (1)	126	126

Pro forma basic weighted average shares outstanding	245	249
Dilutive effect of equity awards:
Quintiles equity awards	2	2
IMS Health equity awards converted to Survivor Corporation equity awards (1)	3	3

Pro forma diluted weighted average shares outstanding	250	254

Pro forma basic earnings per share	$0.50	$2.40
Pro forma diluted earnings per share	$0.49	$2.36

(1)	Represents the estimated number of shares of Surviving Corporation common stock to be issued to IMS Health shareholders based on IMS Health’s historical basic and diluted shares outstanding, after giving effect to the exchange ratio, for the six months ended June 30, 2016 and the year ended December 31, 2015.